Exhibit 15.1

January 6, 2014

The Board of Directors of BreitBurn GP, LLC and

Unitholders of BreitBurn Energy Partners L.P.

515 S. Flower Street, Suite 4800

Los Angeles, California 90071

We have reviewed, in accordance with auditing standards generally accepted in the United States of America, the unaudited interim statements of revenues and direct operating expenses of certain oil and gas producing properties and the related gathering and processing assets located in the Postle and Northeast Hardesty fields in Texas County, Oklahoma of Whiting Oil and Gas Corporation, a wholly-owned subsidiary of Whiting Petroleum Corporation, for the six-month periods ended June 30, 2013 and 2012, and have issued our report dated July 10, 2013 (which report includes an emphasis-of-matter paragraph referring to the purpose of the statements). As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Current Report on Form 8-K/A dated August 29, 2013, is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Denver, Colorado